SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 1, 2015
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RESEARCH FRONTIERS INCORPORATED
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	1-9399	11-2103466
(STATE OR OTHER JURISDICTION	(COMMISSION FILE NUMBER)	(IRS EMPLOYER
OF INCORPORATION)		IDENTIFICATION NO.)

240 CROSSWAYS PARK DRIVE
WOODBURY, NEW YORK 11797-2033
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (516) 364-1902

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

May 1, 2015 – Milan, Italy – Starting now through October 31, 2015, over 20 million people are expected to attend Expo Milano 2015 and can experience SPD-SmartGlass in the roof of the USA Pavilion of the World's Fair. The pavilion is topped by an all-glass SPD-SmartGlass roof using technology patented by Research Frontiers (Nasdaq: REFR) and manufactured under license by leading Italian glass company, Isoclima under their CromaLite brand of SPD-SmartGlass. The USA Pavilion features a vertical farm as well and an open design to create a feeling of transparency and spaciousness. Joining Charlie Faas, CEO of the USA Pavilion, at the official opening ceremony for the USA Pavilion were various officials including U.S. Ambassador to Italy John R. Phillips, Ambassador Philip T. Reeker, Consul General Milan, and Ambassador Douglas T. Hickey, who was appointed in December by US Secretary of State John Kerry to be Commissioner General to Expo Milano 2015.

The USA Pavilion roof has 312 very large panels of SPD-SmartGlass manufactured under license from Research Frontiers by Isoclima, a leading high-end glass manufacturer based in Este, Italy. Each panel measures approximately 1 meter by 3 meters, with a total surface area of over 10,000 square feet, making it the largest smart glass roof in the world. Each panel switches in seconds from dark to clear, or any desired tint in between, in response to an automated control system. USA Pavilion visitors will also be able to instantly control individual panels in the roof from a touchscreen tablet.

James Biber, the New York based architect who designed the USA Pavilion, noted that each SPD-SmartGlass panel not only helps the USA Pavilion achieve its sustainable green architectural design objectives, but because of their fast switching speed, each panel can also act as a pixel to display messages in the roof. “We wanted to also give visitors the ability to control each window in an entire section of the roof using a touch screen. Also, because the control system for the glass allows instant and precise control over all 312 windows in the roof, this allows us to program the roof to achieve maximum energy efficiency based upon time of day, position of the sun, and ambient weather conditions.”

At the grand opening ceremony, Joseph M. Harary, President and CEO of Research Frontiers, thanked Research Frontiers licensee Isoclima, which fabricated the SPD-SmartGlass panels for the USA Pavilion, and licensee Hitachi Chemical Co., which manufactured the SPD-Smart light control film inside the panels, for their contribution to the success of the project. “One of the missions of the USA Pavilion is to showcase the United States as a leader in innovation, science and business. Another mission was leading the way with sustainable design. We are proud to be part of helping them achieve both of these objectives in such a visionary way.”

SPD-Smart electronically dimmable windows and skylights reduce cooling energy requirements in the summer, and heating energy requirements in the winter, by maintaining a pre-selected ideal level of light and temperature. SPD-SmartGlass also blocks harmful UV rays at all times. By more effectively controlling daylighting, SPD-Smart windows also allow “daylight harvesting,” which some independent sources estimate can save 35%-60% on lighting energy. With the growing pressure to reduce the energy use of buildings, many expect it to be a cornerstone of intelligent building design for years to come. Because SPD-SmartGlass can be retrofitted onto existing structures, even existing building stock can benefit from this green technology. This is significant as approximately 61% of all construction projects are retrofit projects, according to the U.S. Green Building Council.

SPD-SmartGlass technology has been selected as the exclusive smart glass for the USA Pavilion. SPD-Smart technology is the only smart glass technology that gives users the ability to instantly and precisely control the level of shading to any point between very dark and clear. This provides exceptional control over solar energy while also adding to user comfort, security, and protecting interiors. Available in glass or plastic, SPD-Smart windows can be controlled manually or automatically, and are currently being used in the automotive, architectural, aircraft and marine industries, and to protect priceless artifacts in museums from damage from visible light.

Details are noted in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. This press release is also available on the Company's website at www.SmartGlass.com and at various other places on the internet.

This report and the press releases referred to herein may include statements that may constitute "forward-looking" statements as referenced in the Private Securities Litigation Reform Act of 1995. Those statements usually contain words such as "believe", "estimate", "project", "intend", "expect", or similar expressions. Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management's current views and projections regarding economic conditions, industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company's financial condition and several business factors. Additional information regarding these and other factors may be included in the Company's quarterly 10-Q and 10K filings and other public documents, copies of which are available from the Company on request. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this report.

The information in this Form 8-K or the press release reproduced herein shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1       Research Frontiers Press Release dated May 1, 2015.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESEARCH FRONTIERS INCORPORATED

/s/ Seth L. Van Voorhees
By:	Seth L. Van Voorhees
Title:	CFO and VP, Business Development

Dated: May 4, 2015